 Exhibit 10.2

 EXECUTION COPY

CONFIDENTIAL

REDACTED

Certain identified information, indicated by [*****], has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

DEVELOPMENT AND LICENSE AGREEMENT

This DEVELOPMENT AND LICENSE AGREEMENT (“Agreement”), effective as of November 9, 2017 (the “Effective Date”), is made by and between CureVac AG, a German stock corporation organized under the laws of Germany, having its principal place of business at Paul-Ehrlich-Strasse 15, 72076 Tuebingen, Germany (“CureVac”), and CRISPR Therapeutics AG, a Swiss corporation organized under the laws of Switzerland (“CRISPR”), having its principal place of business at Baarerstrasse 14, 6300 Zug, Switzerland. CureVac and CRISPR are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.       WHEREAS, CRISPR has an interest in developing and accessing Cas9 mRNA Constructs (as defined below) for use in gene editing therapeutics.

B.       WHEREAS, CureVac has a proprietary mRNA technology platform, and an interest in developing Cas9 mRNA Constructs for CRISPR for gene editing applications;

C.       WHEREAS, the Parties intend to collaborate with the goals of identifying and optimizing Cas9 mRNA Constructs for certain Programs (as defined below); and

D        WHEREAS, CRISPR and CureVac will enter into a supply agreement, under which CureVac will supply CRISPR such optimized Cas9 mRNA Constructs for use in gene editing applications in certain Programs.

NOW, THEREFORE, the Parties hereby agree as follows:

Article 1

DEFINITIONS

1.1          “Affiliate” means any Person that directly or indirectly is controlled by, controls or is under common control with another Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast 50% or more of the votes in the election of directors, (b) in the case of a non-corporate entity, direct or indirect ownership of 50% or more of the equity interests with the power to direct the management and policies of such entity, or (c) any other arrangement whereby a Person controls or has the right to control the board of directors or equivalent governing body or management of a corporation or other entity. For the avoidance of doubt, on the Effective Date Casebia Therapeutics LLP (“Casebia”) is an Affiliate of CRISPR for all purposes under this Agreement. Regarding CureVac, Affiliate shall not include Mr. Dietmar Hopp and dievini Hopp BioTech holding GmbH & Co. KG and/or any other entity controlled by Mr. Hopp and/or dievini Hopp BioTech holding GmbH & Co. KG. Any such Person shall only be an Affiliate for purposes of this Agreement when and as long as it meets the requirements of this Section 1.1.

1.2          “Applicable Law” means any federal, state, local or foreign law (including, common law), statute or ordinance, or any rule, regulation, judgment, order, writ or decree of or from any court, Regulatory Authority or other governmental authority having jurisdiction over or related to the subject item that may be in effect from time to time.

1.3          “Background Intellectual Property” shall mean, as applicable, CRISPR Background Intellectual Property or CureVac Background Intellectual Property.

1.4          “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30, and December 31; provided, however, that (a) the first Calendar Quarter of any particular period shall extend from the commencement of such period to the end of the first complete Calendar Quarter thereafter, and (b) the last Calendar Quarter shall end upon the expiration or termination of this Agreement.

1.5          “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.6          “Cas9 mRNA Construct” [*****].

1.7          “Combination Product” shall have the meaning set forth in Section 1.60 below.

1.8          “Commercial Supply Agreement” means an agreement for the supply of Cas9 mRNA Constructs for use by CRISPR, its Affiliates and Sublicensees in Pivotal Clinical Trials and Commercialization.

1.9          "Commercially Reasonable Efforts" shall mean, with respect to the efforts to be expended by a Party with respect to any objective, the reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to the Development and Commercialization of Licensed Products by CRISPR, such efforts shall be substantially equivalent to those efforts and resources commonly used by similarly situated biotechnology companies with resources similar to CRISPR in the European Union and the United States for products owned by them or to which they have rights, which products are at a similar stage in its Development or product life and are of similar market potential taking into account all scientific, commercial and other factors that such pharmaceutical company would take into account, including efficacy, safety, approved labelling, the competitiveness of alternative products in the marketplace, the expected and actual market exclusivity of the Licensed Products, and the likelihood of receipt of a Regulatory Approval given the Regulatory Authority involved.

1.10        “Commercialization” shall mean any and all activities directed to the preparation for sale of, offering for sale of, or sale of Licensed Products, including activities related to marketing, promoting, labelling, packaging, distributing, importing and exporting such Licensed Products, and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, to “Commercialize” and “Commercializing” shall mean to engage in Commercialization, and “Commercialized” has a correlative meaning.

1.11        “Competitive Infringement” shall have the meaning set forth in Section 8.4(b).

1.12        “Confidential Information” means subject to the exceptions in Section 6.2, the information of any nature and in any form that a Party may learn of (including, but not limited to, all documents and/or all data, nucleic acid and protein sequences, chemical structures, software and/or hardware samples, models, methods, descriptions, Know-How, processes, applications and/or knowledge, whether patentable or not), in the performance of the Agreement, and in particular any confidential information relating to the Licensed Intellectual Property, Licensed Products, names of business partners, business strategy, developing strategy, data regarding Licensed Products, their prices and markets, that a Party may receive in the performance of this Agreement. The Know-How within the Licensed Intellectual Property for use in the Field and the terms and conditions of this Agreement are Confidential Information of both Parties.

1.13        “Controlled” or “Controls” means, when used in reference to a subject item or a right, the legal authority or right of a Party (or any of its Affiliates) (whether by ownership or license, other than pursuant to this Agreement) to grant the right to use such item or right to the other Party, or to otherwise disclose proprietary or trade secret information to such other Party, without violating the terms of any agreement or other arrangement by which such Party is bound.

1.14        “Cover” means, with respect to a particular subject matter at issue and the relevant Patent Rights and Know-How, that, but for a license granted to a Party under a claim included in such Patent Rights or under the Know-How, or such Party’s ownership or Control of such Patent Rights or Know-How, the manufacture, use, sale, offer or sale or importation by such Party of the subject matter at issue would infringe such claim or exploit or otherwise use such Know-How or, in the case of a Patent Right that is a patent application, would infringe a claim in such patent application if it were to issue as a patent in a particular country or countries.

1.15        “CRISPR Background Intellectual Property” means CRISPR Background Know-How and CRISPR Background Patent Rights and that is not Foreground Intellectual Property. The CRISPR Background Intellectual Property as of the Effective Date is identified in Attachment A hereto.

1.16        “CRISPR Background Know-How” means any Know-How Controlled by CRISPR as of the Effective Date or thereafter during the Term that is reasonably necessary or useful for the Parties to conduct activities under the Development Program and/or to Develop, Manufacture and Commercialize Licensed Products in accordance with this Agreement.

1.17        “CRISPR Background Patent Rights” means any Patent Rights Controlled by CRISPR as of the Effective Date or thereafter during the Term that are reasonably necessary or useful for the Parties to conduct the activities under the Development Program and/or to Develop, Manufacture and Commercialize Licensed Products in accordance with this Agreement.

1.18        “CRISPR Improvement” means any improvement, change, modification, variation, revision, update or enhancement to the CRISPR Background Intellectual Property.

1.19        “CRISPR System” means a system comprising one or more of the following:

(a)         [*****]

(b)         [*****] and

(c)          [*****]

1.20        “CureVac Background Intellectual Property” means the CureVac Background Patent Rights and CureVac Background Know-How, and that is not Foreground Intellectual Property. The CureVac Background Intellectual Property is identified in Attachment B hereto. For clarity, CureVac Background Intellectual Property does not include Patent Rights and Know-How in-licensed by CureVac from Acuitas Therapeutics, Inc. and from PharmaJet, Inc.

1.21        “CureVac Background Know-How” means all Know-How Controlled by CureVac or its Affiliates as of the Effective Date or thereafter during the Term that is reasonably necessary or useful for Parties to conduct the activities under the Development Program and/or to Develop, Manufacture and Commercialize Licensed Products.

1.22        “CureVac Background Patent Rights” means all Patent Rights Controlled by CureVac or its Affiliates as of the Effective Date or thereafter during the Term that are reasonably necessary or useful for the Parties to conduct the activities under the Development Program and/or to Develop, Manufacture and Commercialize Licensed Products.

1.23        “CureVac Competitor” means a pharmaceutical and/or biotechnological company that has a primary focus of its business in the development, manufacture (for its own account) or commercialization of therapeutic products or services (for its own account) in the field of pDNA and/or mRNA provided that the Parties acknowledge and agree that the term “CureVac Competitor” does not include contract manufacturing organizations, contract research organizations, or entities that do work on a fee-for-services basis as contract manufacturers for others. For clarity, Boehringer Ingelheim’s contract manufacturing organization would not be deemed a “CureVac Competitor,” even if a Boehringer Ingelheim affiliate (including a parent entity) is developing or commercializing therapeutic products in the field of pNDA and/or mRNA).

1.24        “CureVac Improvement” means any improvement, change, modification, variation, revision, update or enhancement to the CureVac Background Intellectual Property.

1.25        “Development” shall mean all research, non-clinical, and clinical testing and drug development activities conducted in respect of the Licensed Products for use in the Field, including those reasonably necessary or useful or required by a Regulatory Authority in support of obtaining Regulatory Approvals. “Development” shall include generation, validation and optimization, formulation development, delivery system development, non-clinical testing, mechanism studies, toxicology, pharmacokinetics, clinical studies, regulatory affairs activities, statistical analysis and report writing, submission of documents, market research, pharmacoeconomic studies, and epidemiological/real world data studies. “Develop” and "Developed" have a correlative meaning.

1.26        “Development Program” means the research and development program regarding the identification, optimization and selection of Cas9 mRNA Constructs funded as agreed in this Agreement and to be conducted in accordance with the Work Plan and this Agreement. For clarity, all activities conducted under the Development Program shall be distinct from the Development of the Licensed Products and shall not extend to any activities which shall be conducted under the Manufacturing Services Agreement.

1.27        “Development Term” means the period set forth in the Work Plan to perform all of the activities of the Work Plan.

1.28        “Dual Improvement Intellectual Property” shall have the meaning set forth in Section 7.1(d)(iii)(C).

1.29        “EMA” means European Medicines Agency and any successor agency or authority thereto.

1.30        “Executive Officer” means (a) in the case of CureVac, the Chief Corporate Officer, and (b) in the case of CRISPR, the Chief Business Officer, neither of which may be a member of the JSC. Each Party may change its Executive Officer from time to time by providing written notice to the other Party in accordance with the terms of this Agreement.

1.31        “FDA” means the United States Food and Drug Administration or its successor.

1.32        “Field” means all human therapeutic applications in the Programs that make use of a CRISPR System.

1.33        “First Commercial Sale” means on a Licensed Product-by-Licensed Product and country-by-country basis, the first arm’s-length transaction, transfer or disposition for value by or on behalf of CRISPR or any Affiliate or Sublicensee of CRISPR to a Third Party of such Licensed Product for end use or consumption of such Licensed Product. First Commercial Sale excludes (a) the distribution of reasonable quantities of promotional samples of Licensed Products, or (b) the transfer of Licensed Product to a Third Party to use Licensed Product for the sole purpose of performing preclinical or clinical studies or (c) the transfer of Licensed Product to a Third Party solely for charitable or compassionate use purposes on a named patient basis if the Selling Party transfers Licensed Product at cost of goods or below.

1.34        “First Exercise Period” has the meaning set forth in Section 7.4.

1.35        “Foreground Intellectual Property” means the Foreground Patent Rights and the Foreground Know-How.

1.36        “Foreground Know-How” means the Know-How first conceived, discovered, developed, reduced to practice or generated by either Party or jointly by the Parties under this Agreement.

1.37        “Foreground Patent Rights” means all Patent Rights that arise from the Foreground Know-How.

1.38        “FTE” means one employee working full-time for one year, or more than one person working the equivalent of a full-time person, working directly on performing activities under the Development Program, as applicable, where “full-time” is considered [*****] hours for one Calendar Year. No additional payment will be made with respect to any individual who works more than [*****] hours per Calendar Year and any individual who devotes less than [*****] hours per Calendar Year will be treated as an FTE on a pro rata basis based upon the actuâ] number of hours worked divided by [*****].

1.39        “FTE Costs” means the product of (a) the number of FTEs (proportionately, on a per-FTE basis) used by CureVac or its Affiliates in directly performing activities assigned to CureVac under and in accordance with the Development Program, and (b) the FTE Rate.

1.40        “FTE Rate” means € [*****].

1.41        “Full Sublicense Rate” has the meaning set forth in Section 5.3.

1.42        “GLP” means the then-current practices and procedures set forth in Title 21, United States Code of Federal Regulations, Part 58 (as amended), and any other regulations, guidelines or guidance documents relating to good laboratory practices, or any foreign equivalents thereof in the country in which such studies or clinical trials are conducted or that are otherwise applicable.

1.43        “GLP Toxicology Study” means, with respect to a Licensed Product, a study conducted in a species, in compliance with GLP, for the purposes of assessing the efficacy, safety or the onset, severity, and duration of toxic effects and their dose dependency with the goal of establishing a profile sufficient to support the filing of an IND.

1.44        “IND” means any Investigational New Drug application, filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any supplements or amendments thereto. References herein to IND will include, to the extent applicable, any comparable filings outside the United States.

1.45        “Infringement Action” shall have the meaning set forth in Section 8.4(c).

1.46        “Joint Steering Committee” shall have the meaning set forth in Section 3.1(a).

1.47        “Jointly-Owned Foreground Intellectual Property” shall have the meaning set forth in Section 7.1(d)(ii).

1.48        “Jointly-Owned Foreground Know-How” shall have the meaning set forth in Section 7.1(d)(ii).

1.49        “Jointly-Owned Foreground Patent Rights” shall have the meaning set forth in Section 7.1(d)(ii).

1.50        “Know-How” means any and all proprietary data, inventions, methods, information, processes, trade secrets, techniques and technology, whether patentable or not, including discoveries, formulae, practices, biological sequences, test data, analytical and quality control data, manufacturing technology and data, registration dossiers and specifications. Know-How includes any such information comprised or embodied in the Materials, if any.

1.51        "Licensed Intellectual Property" means the CureVac Background Intellectual Property and any Foreground Intellectual Property solely or jointly owned by CureVac.

1.52        "Licensed Patent Rights" means any Patent Right which is part of the Licensed Intellectual Property.

1.53        “Licensed Product” means any product comprising a Cas9 mRNA Construct, where such Cas9 mRNA Construct (a) the research, Development, Manufacture, use, sale, offer for sale or importation of which relies on the use of Know-How within the Licensed Intellectual Property, or (b) the research, Development, Manufacture, use, sale, offer for sale or importation of which in or into a country is Covered by a Valid Claim of a Patent Right or by Know-How within the Licensed Intellectual Property.

1.54        “Losses” shall have the meaning set forth in Section 9.1.

1.55        “Manufacture” means all manufacturing operations for Cas9 mRNA Constructs and Licensed Products, including all activities related to the synthesis, making, production, processing, purifying, of the Cas9 mRNA Constructs, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and Commercial production and analytic development, product characterization, stability testing, quality assurance, and quality control. “Manufacturing” has a correlative meaning.

1.56        “Manufacturing Services Agreement” means the Manufacturing Services Agreement between the Parties, dated as of the Effective Date for the pre-clinical and clinical (up to Pivotal Clinical Trials) Manufacture of Cas9 mRNA Constructs.

1.57        “Marketing Authorization Application” or “MAA” means an application for Regulatory Approval in a country, territory or possession.

1.58        “Materials” means the biological materials set forth on Attachment C hereto, whether by themselves or incorporated into another material, and any progeny, modifications, mutants, components or derivatives thereof. Attachment C may be amended upon the mutual written agreement by the Parties.

1.59        “NDA” means a new drug application that is submitted to the FDA for marketing approval for a Licensed Product, pursuant to 21 C.F.R. § 314.3, or any foreign equivalent.

1.60        “Net Sales” means with respect to any Licensed Product, the gross amounts received by CRISPR, its Affiliates, distributors and Sublicensees (each, a “Selling Party”) from Third Party customers for sales of such Licensed Product, less the following deductions actually incurred, allowed, paid, accrued or specifically allocated in its financial statements in accordance with such Selling Party’s accounting principles, for:

(a)         [*****]

(b)         [*****]

(c)         [*****] and

(d)         [*****]

1.61        “Non-Royalty Sublicense Income” means any payments, including upfront and milestone payments, that CRISPR or its Affiliate receives in consideration of CRISPR, its Affiliate or Sublicensees granting any sublicense to a Third Party under any Licensed Intellectual Property to a Sublicensee, other than: [*****].

1.62        “Patent Rights” means patents and patent applications, together with any unlisted patents and patent applications claiming priority thereto, and any continuations, continuations-in-part, reissues, reexamination certificates, substitutions, divisionals, supplementary protection certificates, renewals, registrations, extensions including all confirmations, revalidations, patents of addition, PCTs, and pediatric and other exclusivity periods and all foreign counterparts thereof, and any patents issued or issuing with respect to any of the foregoing.

1.63        “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, governmental authority, association or other entity.

1.64        “Phase 1 Clinical Trial” means a clinical study of a drug candidate in patients with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies as described in 21 C.F.R. 312.21(a), or a comparable clinical study prescribed by the relevant regulatory authority in a country other than the United States. The drug candidate can be administered to patients as a single agent or in combination with other investigational or marketed agents.

1.65        “Phase 2 Clinical Trial” means a clinical study of a drug candidate in patients with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, and pharmacokinetics information as described in 21 C.F.R. 312.21(b), or a comparable clinical study prescribed by the relevant regulatory authority in a country other than the United States including a human clinical trial that is also designed to satisfy the requirements of 21 C.F.R. 312.21(a) or corresponding foreign regulations and is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. 312.21(b) (or corresponding foreign regulations) or otherwise to enable a Phase 3 Clinical Trial (e.g., a phase 1/2 trial). The relevant drug candidate may be administered to patients as a single agent or in combination with other investigational or marketed agents.

1.66        “Phase 3 Clinical Trial” means a clinical study of a drug candidate in patients that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to obtain Regulatory Approval in any country as described in 21 C.F.R. 312.21(c), or a comparable clinical study prescribed by the relevant regulatory authority in a country other than the United States. The relevant drug candidate may be administered to patients as a single agent or in combination with other investigational or marketed agents

1.67        “Pivotal Clinical Trial” means a clinical study of a drug candidate in patients, performed after preliminary evidence suggesting efficacy of such product has been obtained, conducted for inclusion in (a) that portion of the FDA submission and approval process that provides for the continued trials of such product in sufficient numbers of human patients to confirm with statistical significance the safety and efficacy of such Licensed Product sufficient to support Regulatory Approval in the proposed indication, as more fully defined in 21 C.F.R. §312.21(c) or (b) equivalent Regulatory Authority submissions in a country other than the United States.

1.68        “Program” means applying the CRISPR System and using a Cas9 mRNA Construct for the following programs: (i) the [*****], in accordance with Section 4.2(a). below, [*****] being set forth on Attachment G, or as substituted in accordance with Section 4.2(b) ("Program 1"); (ii) [*****] or (iii) [*****] or as substituted in accordance with Section 4.3 (“[*****]”).

1.69        “Reduced Sublicense Rate” has the meaning set forth in Section 5.3.

1.70        “Regulatory Approval” means any and all approvals (including pricing and reimbursement approvals, if any), licenses, registrations or authorizations of any national or international or local Regulatory Authority, department, bureau or other governmental entity, necessary for the Manufacture and Commercialization of a Licensed Product in any regulatory jurisdiction. Regulatory Approvals include approvals by Regulatory Authorities of MAAs.

1.71        “Regulatory Authority” means, with respect to a country or region, any national (e.g., the FDA for the United States, EMA for the European Union), supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental authority involved in the granting of any approval required by Applicable Laws to Manufacture and Commercialize a relevant Licensed Product in such country or region or, to the extent required in such country or region, price approval, for pharmaceutical products in such country or region.

1.72        “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product.

1.73        “Reserved Program” shall mean any program that is the subject of a signed agreement between CureVac and a Third Party, or the subject of bona fide ongoing research, development or commercialization activities by CureVac, in each case, that would be breached if such proposed [*****] under this Agreement at the time CRISPR provides the written notice to CureVac as described in Section 4.3(b).

1.74       “Royalty Term” on a Licensed-Product by Licensed-Product, and country-by-country basis, the period commencing on the First Commercial Sale of a Licensed Product and ending upon the later of (i) the date on which there is no Valid Claim that would be infringed, absent a license, by the Development, Manufacture or Commercialization of such Licensed Product in such country,(ii) the date on which the Regulatory Exclusivity in such country for such Licensed Product expires; or (iii) ten (10) years after the First Commercial Sale of such Licensed Product in such country.

1.75       “Solely-Owned Foreground Intellectual Property” shall have the meaning set forth in Section 7.1(d)(i).

1.76       “Solely-Owned Foreground Know-How” shall have the meaning set forth in Section 7.1(d)(i).

1.77       “Solely-Owned Foreground Patent Rights” shall have the meaning set forth in Section 7.1(d)(i).

1.78       “Sublicensee” means an Affiliate or any Third Party that is granted a sublicense as permitted under Section 7.2, either directly by CRISPR or indirectly by any other Sublicensee hereunder.

1.79       “Term” means the period of time beginning on the Effective Date and ending on the expiration of the Royalty Term for all Licensed Products, unless sooner terminated in accordance with the provision of this Agreement.

1.80       “Territory” means worldwide.

1.81       “Third Party” means any Person other than CRISPR, CureVac and their respective Affiliates.

1.82       “Third Party Agreement” has the meaning set forth in Section 7.4

1.83       “Valid Claim” means (a) a claim of an issued and unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application that was filed and has been prosecuted in good faith and has not been (i) cancelled, withdrawn, abandoned or finally disallowed without the possibility of appeal or refiling of such application, or (ii) pending for more than [*****] years since such claim was first presented or is the result of amending another claim pending for more than [*****] years (either in the same application or in another application in the same jurisdiction) so as to add or delete an obvious limitation, so as to make a trivial or non-substantive change, or so as to change a matter of form.

1.84       “Work Plan” means the plan setting forth (a) the activities to be undertaken as part of the Development Program, (b) the Party responsible for each such activity, (c) the deliverables, (d) the budget, and (e) timeline for performance, as set forth in Attachment D hereto, and as may be amended from time to time with written approval of the JSC during the Development Term. For clarity, on a Program-by-Program basis, the Work Plans shall be limited to the identification, optimization and selection of Cas9 mRNA Constructs and shall not extend to any activities which shall be conducted under the Manufacturing Services Agreement.

Article 2

CAS9 mRNA DEVELOPMENT PROGRAM

2.1       Purpose and Term. The Parties have agreed to engage in the Development Program on the terms and conditions set forth in this Agreement. As part of the Development Program, the Parties will work together to identify and optimize Cas9 mRNA Constructs for use in gene editing therapeutics. The Development Program will be undertaken and performed during the Development Term.

2.2       Diligence; Standards of Conduct with respect to the Work Plan. Each Party agrees to use Commercially Reasonable Efforts to perform the tasks assigned to such Party under the Work Plan in a timely and effective manner, and each Party further agrees to conduct its activities under the Work Plan in a good scientific manner and in compliance in all material respects with Applicable Law. In the event of any inconsistency between the Work Plan and this Agreement, the terms of this Agreement will prevail. Without limiting the foregoing, in all events, both Parties will provide all resources necessary to support the Development Program, including providing the appropriate technical resources and personnel with the appropriate skill, training and expertise. All disputes regarding the level of efforts and resources dedicated by a Party to the performance of the Development Program will be escalated to the JSC.

2.3       Amendments to the Work Plan. During the Development Term, each Party will have the right to propose modifications or amendments to the Work Plan; provided, however, that any modifications or amendments to the Work Plan that are proposed by either Party will be subject to review and prior written approval by the JSC pursuant to Section 3.1(b)(ii) and subject to Section 3.2.

2.4       Decision Making. Except as otherwise expressly provided in this Agreement, all matters regarding the Work Plan will be decided by consensus by the JSC pursuant to Section 3.1(d) and subject to Section 3.2.

2.5       Progress. During the Development Term each Party will keep the other Party reasonably informed regarding the progress and results of performance of the Development Program. Without limiting the foregoing, following the end of each Calendar Quarter, each Party will prepare a summary of all work performed to date, such summary to include a discussion of progress against goals set forth in the Work Plan. The Parties will discuss such summary at the next JSC meeting.

2.6       Records. CureVac will maintain complete and accurate records (in the form of technical notebooks or electronic files where appropriate) of all work conducted by it under the Work Plan and all Know-How resulting from such work. Such records will fully and properly reflect all work done and results achieved in the performance of the Work Plan in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. CRISPR will have the right to receive copies of such records maintained by CureVac, including in electronic format if maintained in such format, at reasonable times to the extent reasonably necessary to perform obligations or exercise rights under this Agreement. Promptly following completion of the Work Plan, CureVac will deliver a final report to CRISPR summarizing all work performed pursuant to the Work Plan, the results thereof and comparing the results thereof against any goals set forth in the Work Plan.

2.7       Subcontracts. Except as outlined in the Work Plan, CureVac may not subcontract any of its obligations under this Agreement absent CRISPR’s prior written consent.

2.8       Manufacture and Supply. All Cas9 mRNA Constructs required for use by CRISPR, its Affiliates and Sublicensees in accordance with this Agreement for the non-clinical and Phase 1 Clinical Trial and Phase 2 Clinical Trial Development of the Licensed Products shall comport with or incorporate CureVac’s most advanced required Manufacturing technology, methods and materials and shall be Manufactured by or on behalf of CureVac in accordance with Applicable Laws and the terms and conditions of the Manufacturing Services Agreement attached hereto as Attachment E. The potential supply of Cas9 mRNA Constructs required for use by CRISPR its Affiliates and Sublicensees for Pivotal Clinical Trials and Commercial supply and a technology transfer in the event CureVac will not supply such Cas9 mRNA Constructs is set forth in the Manufacturing Services Agreement.

2.9       Supply of Material. CureVac will use Commercially Reasonable Efforts to supply to CRISPR, its Affiliates and Sublicensees the Materials set forth in Attachment C hereof. CRISPR will use such Materials only in accordance with the Work Plan as set forth in Attachment D and otherwise in accordance with the terms and conditions of this Agreement and will not reverse engineer or chemically analyze the Material except as expressly provided for in the Work Plan.

2.10       Regulatory Filings. CureVac hereby grants to CRISPR and its Affiliates, the right of cross-reference in any regulatory filing, Regulatory Approval, drug master file or other regulatory documentation (including orphan drug applications and designations) Controlled by CureVac or its Affiliates in any country in the Territory that relate to any Licensed Product to permit CRISPR or its Affiliates to comply with its regulatory obligations with respect to the Licensed Product in the Field in the Territory, or to exercise CRISPR’s or its Affiliate’s rights hereunder or under the Manufacturing Services Agreement or the Commercial Supply Agreement. CureVac shall do and cause to be done such reasonable acts and things, as may be necessary under, or as CRISPR may reasonably request, to effectuate the rights of cross-reference contemplated in this Section 2.10. The foregoing grant is sublicenseable (through multiple tiers) by CRISPR and its Affiliates. Notwithstanding anything to the contrary in this Agreement, unless required by any Applicable Law or Regulatory Authority, CureVac shall not withdraw or inactivate any regulatory filing that CRISPR references or otherwise uses pursuant to this Section 2.10.

Article 3

GOVERNANCE

3.1       Joint Steering Committee.

(a)       Formation; Composition. Within [*****] days following the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) comprised of two (2) representatives from each Party (or appointed representatives of an Affiliate of such Party) with sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities and each Party will appoint one of its representatives to the JSC as such Party’s “Work Plan Leader”. The Parties’ initial representatives to the JSC, and Work Plan Leaders, are set forth on Attachment F hereto. The JSC may change its size from time to time by mutual consent of its members; provided that the JSC will consist at all times of an equal number of representatives of each of CureVac and CRISPR. Each Party may replace any or all of its JSC representatives at any time upon written notice to the other Party. The JSC may invite non-members to participate in the discussions and meetings of the JSC; provided that such participants (i) will have no voting authority at the JSC and (ii) are bound under written obligations of confidentiality no less protective of the other Party’s Confidential Information than those set forth in this Agreement. Each meeting of the JSC will be co-chaired by a representative of each Party. The role of the chairpersons will be to convene and preside at meetings of the JSC. The chairpersons will have no additional powers or rights beyond those held by the other JSC representatives. Each Party’s Work Plan Leader will be the primary point of contact for the other Party on all matters relating to the activities of the Work Plan.

(b)       Specific Responsibilities. The JSC will:

(i)       oversee the performance of the Work Plan;

(ii)       review the progress of activities under the Work Plan, all reports submitted by the Parties in accordance with Section 2.5, and review and approve any amendments thereto, including any necessary amendments to the Work Plan budget as a result of any amendment to the Work Plan, any other amendment to the Work Plan budget and any amendment to the timelines or activities under the Work Plan;

(iii)       agree on amendments of the Work Plan;

(iv)       work to resolve any disagreement between the Parties relating to the Work Plan;

(v)       coordinate Patent Right applications regarding Foreground Intellectual Property; and

(vi)       perform such other functions as appropriate, to further the purposes of this Agreement, in each case as agreed in writing by the Parties.

(c)       Meetings. During the Development Term, the JSC will meet at least quarterly for the first year, and at least twice a year thereafter. Following the expiration of the Development Term, the Parties may agree to reduce the number of meetings to at least twice a year until all [*****] Programs have initiated a Phase 1 Clinical Trial, unless otherwise agreed by the Parties. The JSC may meet in person, by videoconference or by teleconference. Notwithstanding the foregoing, at least [*****] per year will be in person unless the Parties mutually agree in writing to waive such requirement. In-person JSC meetings will be held at locations alternately selected by CureVac and by CRISPR. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of the JSC will be effective only if at least [*****] of each Party is present or participating in such meeting. Prior to each meeting of the JSC, CureVac and CRISPR will take turns to (i) prepare a written report detailing the work performed to date under the Work Plan and evaluating such work in relation to the goals of the Work Plan and (ii) provide such other information as is reasonably requested by the JSC. On a Program-by-Program basis, after each Program has initiated a Phase 1 Clinical Trial, CRISPR shall provide CureVac with bi-annual reports summarizing all material matters and data relating to the Programs, the results achieved in performance of the Development and outlining its further Development activities with respect to such Program. Furthermore, CRISPR will, subject to confidentiality obligations, provide to CureVac copies of Final Study Reports, once they are available, and will respond to any reasonable request from CureVac to obtain information on the status of the Programs. Such reporting shall be available on a Program-by-Program basis until the date of the First Commercial Sale of a Licensed Product for such Program.

(d)       Decision Making. The representatives from each Party on the JSC will have, collectively, [*****] on behalf of that Party, and all decision making will be by consensus. Disputes at the JSC will be handled in accordance with Section 3.2.

3.2       Resolution of JSC Disputes.

(a)       Within the JSC. Subject to the exception specified below in this Section 3.2, all decisions within the JSC will be made by consensus. If the JSC is unable to reach consensus on any issue for which it is responsible, within [*****] days after a Party affirmatively states that a decision needs to be made, either Party may elect to submit such issue to the Parties’ Executive Officers, in accordance with Section 3.2(b).

(b)       Referral to Executive Officers. If a Party makes an election under Section 3.2(a) to refer a matter to the Executive Officers, the JSC will submit in writing the respective positions of the Parties to the Executive Officers. The Executive Officers will use good faith efforts in compliance with Section 3.3, which will include at least one in person meeting between such Executive Officers within [*****] days after the JSC’s submission of such matter to them. If the Executive Officers are unable to reach unanimous agreement on any such matter, CRISPR will decide such matter, provided that no exercise of such CRISPR’s decisionmaking authority on any matter may, without CureVac’s prior written consent, not to be unreasonably withheld, conditioned or delayed, (i) result in a material change to the Work Plan that significantly accelerates or decelerates the planned activities or requires allocation by CureVac of personnel significantly greater than or less than those provided for in the Work Plan “significantly”to include anything beyond [*****] percent of the agreed scope, (ii) result in a reduction of CRISPRs diligence obligations under this Agreement, or (iii) otherwise conflict with this Agreement.

3.3       Good Faith. In conducting themselves on the JSC, and in exercising their rights under Section 3.2, all representatives of each Party will consider reasonably and in good faith all input received from the other Party. In exercising any decision making authority granted to it under Section 3.2, each Party will act based on its good faith judgment taking into consideration the best interests of the Development Program

Article 4

DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS

4.1       Development and Commercialization. CRISPR shall have the sole right and responsibility for Developing and Commercializing Licensed Products in the Field, including obtaining necessary Regulatory Approvals, at its sole cost and expense.

4.2       Back-up Approach and Substitution for Program 1.

(a)       CRISPR will pursue the primary gene (as set forth in Attachment G) under Program 1. In the event the results of the Development show that the primary gene should not be further pursued, such results to be discussed within the JSC, and CRISPR may select one of the back-up genes in Attachment G to replace the primary gene.

(b)       With respect to Program 1, during the [*****] commencing on the Effective Date, CRISPR shall be permitted once to substitute the treatment of [*****] upon notice to CureVac, at no additional cost.

4.3       Program Substitution [*****]

(a)       Substitution. With respect to the [*****] Program, during the first [*****] years of this Agreement, CRISPR shall be permitted once to substitute an alternative program for [*****] using the procedures set forth in Section 4.3(b), provided the intended indication has an incidence approximately the same or less than the indication [*****]. The substitution is subject to the substitution fee set forth below, and the milestones set forth in Section 5.4(c) shall not be adjusted for any [*****] Program substitution. For clarity, even if the [*****] Program had already achieved several milestones, the substitution program would have to pay those milestones again.

(b)       [*****] Program Substitution Process. CRISPR shall provide CureVac written notice of its request to substitute a target for the [*****] Program within the [*****] years of the Effective Date. If CureVac provides CRISPR notice that a proposed substitution for the [*****] Program is a Reserved Program, CureVac shall notify CRISPR within [*****] days after the date on which CureVac receives notice of the proposed substitution if such proposed substitution is a Reserved Program. CureVac shall, if requested by CRISPR in writing, provide CRISPR with such evidence to support that such proposed substitution is a Reserved Program. If after providing such evidence, CRISPR concludes that such a substitution is not a Reserved Program, CRISPR will so notify CureVac, CureVac will provide such evidence as CureVac believes is reasonably required to establish that such substitution is a Reserved Program to an independent attorney or other expert with experience that is relevant to the dispute and reasonably acceptable to both Parties. Such independent expert will review and make a determination in accordance with this Agreement regarding whether such proposed substitution is a Reserved Program. The independent expert shall promptly notify the Parties of its determination as to whether a proposed substitution is a Reserved Program, but shall not disclose to CRISPR information provided by CureVac in connection with such determination. The independent expert’s determination shall be binding on the Parties, absent a manifest error of such expert’s determination. If the independent expert determines such proposed substitution is a Reserved Program, CRISPR shall be permitted to select another target for the [*****] Program; if the independent expert determines such proposed substitution is not a Reserved Program, such proposed substitution shall become the target for the [*****] Program.

(c)       Substitution Fee. In the event CRISPR choses to substitute the [*****] Program a Substitution Fee of [*****] US dollars (US$ [*****]) is due within [*****] days of confirmation of the new target by CureVac, or once the target is confirmed not to be a Reserved Program in accordance with Section 4.3(b) above.

4.4       Diligence. Subject to the terms of this Agreement, CRISPR shall use its Commercially Reasonable Efforts to progress the Development and Commercialization of the Licensed Products in all three Programs in the Field in the Territory. CRISPR shall, inter alia,

(a)       conduct all non-clinical and clinical Development activities in a timely manner, and allocate such Development budgets as are commercially reasonable and adequate to progress the non-clinical and clinical Development of Licensed Products hereunder;

(b)       when appropriate based on satisfactory data obtained during the nonclinical and clinical Development, use its Commercially Reasonable Efforts to secure all required Regulatory Approvals in at least the EU, the US and Japan (with respect to Japan only, after taking into account, among other things, commercial considerations and disease prevalence of a Program in Japan), following completion of all appropriate clinical trials; and

(c)       use its Commercially Reasonable Efforts to make the First Commercial Sale of the Licensed Products in each country following the issuance of the Regulatory Approvals for such country.

The diligence obligations set forth in this Section 4.4 may be satisfied by CRISPR, an Affiliate, or its or their Sublicensees.

Article 5

PAYMENTS; PAYMENT TERMS

5.1       Technology Access Fee. Within [*****] business days following the Effective Date, CRISPR shall pay to CureVac a one-time payment of three million US dollars (US$ 3,000,000).

5.2       Research Support Payments. On a quarterly basis, CureVac shall provide an invoice to CRISPR setting forth the total FTE Costs (including the amount of time actually spent by CureVac’s FTEs on activities under the Work Plan and a brief description of the work performed by such FTEs), and any reasonable and documented out-of-pocket expenses incurred by CureVac in the performance of the CureVac activities under the Work Plan until the date of such invoice, and CRISPR shall, within [*****] days after receiving such invoice, reimburse CureVac for the full amount of such FTE Costs and reasonable out-of-pocket expenses incurred by CureVac; provided that, CRISPR shall not be responsible for the payment of any costs and expenses (including FTE Costs) that are incurred by CureVac for any activities that are not set forth in the then-current Work Plan, and such costs and expenses will be borne entirely by CureVac unless otherwise approved by CRISPR in writing.

5.3       Non-Royalty Sublicense Income.

(a)       On a Sublicensee-by-Sublicensee basis, CRISPR will, in addition to Development and Commercial Milestones in accordance with Section 5.4 and royalties on Net Sales in accordance with Section 5.5, pay CureVac the percentage set forth below of Non-Royalty Sublicense Income received by CRISPR or its Affiliates in accordance with the following table:

Stage at which sublicense is granted by	% of Non-Royalty	% of Non-Royalty
CRISPR	Sublicense Income	Sublicense Income
	Payable to CureVac for	from Casebia Payable
	Such Sublicense (“Full	to CureVac for Such
	Sublicense Rate”)	Sublicense (“Reduced
Sublicense Rate”)
[*****]	[*****]	[*****]

[*****]

[*****]	[*****]	[*****]

[*****]	[*****]	[*****]

In the event CRISPR receives the Non-Royalty Sublicense Income at the Reduced Sublicense Rate from Casebia, CRISPR shall pay the difference to the Non-Royalty Sublicense Income at the Full Sublicense Rate once and if the Third Party who obtained the sublicense from Casebia grants a sub-sublicense to another Third Party. For illustration purposes: If Casebia receives an upfront payment from its Sublicensee in the amount of [*****] US dollars (US$ [*****]), CRISPR shall pay [*****] US dollars (US$ [*****] rather than [*****] US dollars (US$ [*****]) to CureVac. The difference between the Non-Royalty Sublicense Income calculated at the Full Sublicense Rate and the Non-Royalty Sublicense Income calculated at the Reduced Sublicense Rate [*****] shall be paid if and once Casebia’s Sublicensee grants a sub-sublicense to a Third Party and makes a first upfront or milestone payment to Casebia. For clarity, no license or sublicenses between CRISPR and any of its Affiliates shall give rise to any payments under this Agreement.

5.4       Development & Commercial Milestones. In consideration of the performance of the Development Program and the licenses granted under this Agreement, CRISPR will pay to CureVac the amounts set forth below within [*****] calendar days following achievement of the applicable milestone by a Licensed Product. Milestones listed below shall be paid one time per Program under this Agreement, and can be satisfied anywhere in the Territory. In the event a milestone event is being skipped, the respective milestone payment is payable once the next consecutive milestone has been achieved, jointly with the milestone payment for such consecutive milestone.

(a)       The first achievement of any of the following milestones by a Licensed Product Developed by or on behalf of CRISPR, any of its Affiliates or any Sublicensee in connection with the Program 1:

[*****]

(b)       The first achievement of any of the following milestones by a Licensed Product Developed by or on behalf of CRISPR, any of its Affiliates or any Sublicensee in connection with the [*****] Program:

[*****]

(c)       The first achievement of any of the following milestones by a Licensed Product Developed by or on behalf of CRISPR, any of its Affiliates or any Sublicensee in connection with the [*****]:

[*****]

5.5       Running Royalties.

(a)       Subject to the terms and conditions of this Agreement, on a country-by-country and Licensed Product-by-Licensed Product basis, CRISPR will pay to CureVac a royalty equal to [*****] percent ([*****]%) of Net Sales of Licensed Products sold or transferred by CRISPR, its Affiliates and its Sublicensees in those countries during the Royalty Term applicable to such Licensed Product.

(b)       On a country-by-country and Licensed Product-by-Licensed Product basis, the royalty rate that CRISPR shall pay CureVac pursuant to Section 5.5(a) shall be reduced by [*****] percent ([*****]%) if at the time of sale (i) no Valid Claims exist and (ii) Regulatory Exclusivity has expired.

(c)       No Multiple Royalties. If the Development, Manufacture, Commercialization or other use of any Licensed Product is (i) Covered in a given country by more than one Patent Right or by a Patent Right and Know-How within the Licensed Intellectual Property, multiple royalties with respect to Net Sales of that Licensed Product in that country shall not be due.

(d)       Blended Royalties. With respect to a potential step down in royalty rates to account for the expiry of certain Patent Rights, the Parties acknowledge and agree that the Licensed Intellectual Property licensed under this Agreement may justify royalty rates and/or royalty terms of differing amounts for sales of Licensed Products in the Territory, which rates could be applied separately to Licensed Products involving the exercise of Licensed Patent Rights in the Territory and/or the incorporation of Know How comprised in the Licensed Intellectual Property, and that if such royalties were calculated separately, royalties relating to the Licensed Patent Rights in the Territory and royalties relating to the Know How comprised in the Licensed Intellectual Property would last for different terms. For practicality reasons the Parties have agreed on a blended royalty rate. For clarity, this Section 5.5(d) solely explains the rationale behind the royalty rates agreed by the Parties and does not modify any of the other provisions of this Agreement.

(e)       Fully Paid-Up Licenses. With respect to a Licensed Product in a given country, as of the date on which the Royalty Term applicable to such Licensed Product ends, the license grants contained in Section 7.1(a) shall become fully paid-up, royalty-free, perpetual and irrevocable for such Licensed Product in such country.

(f)       Timing of Royalty Payments. CRISPR shall make royalty payments owed to CureVac hereunder in arrears, within [*****] days after the end of each Calendar Quarter in which such payment accrues. Each royalty payment shall be accompanied by a report for each country in which sales of Licensed Products occurred in the Calendar Quarter. Such report shall describe the Net Sales of each Licensed Product sold by or on behalf of CRISPR, its Affiliates or Sublicensees during the applicable Calendar Quarter for each country in which sales of any Licensed Product occurred, specifying: the gross sales (if available) and Net Sales in each country’s currency, including an accounting of deductions taken in the calculation of Net Sales; the applicable exchange rate to convert from each country’s currency to US Dollars; and the royalties payable in US Dollars.

5.6       Royalty Records. CRISPR and its Affiliates and Sublicensees shall keep, for at least [*****] years from the end of the Calendar Year to which they pertain, complete and accurate records of sales by CRISPR, its Affiliates and Sublicensees, as the case may be, of each Licensed Product, in sufficient detail to allow the accuracy of the payments hereunder to be confirmed.

5.7       Third Party Payments. To the extent CRISPR enters into a Third Party Agreement pursuant to Section 7.4, CRISPR shall be entitled to deduct from the then-current sales milestone and royalty payments due to CureVac under this Article 5 the amounts paid (including milestone payments, royalties or other license fees) by CRISPR to such Third Party under such Third Party Agreement; provided, however, that in no event shall the amounts due to CureVac from CRISPR in any Calendar Quarter be reduced by more than [*****]. Any amount that CRISPR is entitled to deduct that is reduced by the foregoing limitation on the deduction, or is otherwise not deducted in a particular Calendar Quarter (for example, if the amount due to CureVac is less than the amount due to such Third Party during such Calendar Quarter), such amount that was not deducted shall be carried forward and CRISPR may deduct such amount from subsequent amounts due to CureVac until the full amount that CRISPR was entitled to deduct is deducted. CureVac agrees to fully cooperate with CRISPR to acquire such rights.

5.8       Review. Subject to the other terms of this Section 5.8, at the request of CureVac, which shall not be made more frequently than once per Calendar Year during the Term, upon at least [*****] days’ prior written notice, and at CureVac’s expense, CRISPR shall permit an independent certified public accountant selected by CureVac and reasonably acceptable to CRISPR to inspect (during regular business hours) the records required to be maintained by CRISPR relating to royalties payable pursuant to this Agreement. In every case the accountant must have previously entered into a confidentiality agreement with all Parties substantially similar to the provisions of Article 6 and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to this Section 5.8. The Parties shall treat the results of any such accountant’s review of such records under this Section 5.8 as Confidential Information of the applicable Party subject to the terms of Article 6. If any such review reveals a deficiency in the calculation and/or payment of royalties by CRISPR, then CRISPR shall promptly reimburse CureVac for such accountant’s fees and pay CureVac the revealed amount remaining to be paid.

5.9       Method of Payment. All payments under this Agreement will be transferred to the following CureVac account:

[*****]

5.10       Accounting. All payments due under this Agreement will be made in United States dollars. Conversion of foreign currency to United States Dollars shall be made at the average monthly rate of exchange, using Bloomberg foreign exchange rates, using the conversion rates beginning the second to last business Day of the month preceding the month in which such sales are recorded and ending on the second to last business day of the month in which the sales are recorded.

5.11       Interest. Payments not paid within [*****] business days after the due date under this Agreement shall bear interest at an annual rate of [*****] percent ([*****]%) above the three-month-LIBOR rate of the respective currency for the time period in which such amount is outstanding. If CRISPR disputes the amount of a payment hereunder and does make such payment nonetheless, CRISPR shall be reimbursed the payment plus statutory interest as of the date of CureVac’s receipt of CRISPR’s notice disputing such payment, once the Parties agree or it is finally adjudicated that CRISPR was not obligated to make such payment.

5.12       Tax Withholding; Restrictions on Payment. All payments under or in connection with this Agreement shall be inclusive of any income taxes and each Party shall be responsible for its own income taxes assessed by a tax or other authority. If laws, regulations or rules require that taxes be withheld with respect to any payments by CRISPR to CureVac under this Agreement, CRISPR will: (a) deduct those taxes from the remittable payment as required by law from, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to CureVac on a timely basis following that tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect, and CRISPR shall forward any refund payments to CureVac without undue delay. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with Applicable Laws, regulations and rules.

5.13       VAT. All payments due to the terms of this Agreement are expressed to be exclusive of value added tax (VAT) or similar indirect taxes (e.g., Goods and Service tax). VAT/indirect taxes shall be added to the payments due to the terms if legally applicable.

5.13       Refund; Offset. The payments made under this Article 5 are in no event refundable or creditable.

Article 6

CONFIDENTIALITY

6.1       Confidential Obligations. Each Party agrees that a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) (or that has received any such Confidential Information from the other Party prior to the Effective Date) in connection with this Agreement shall, subject to Section 6.2 and Section 6.3, (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary industrial information of similar kind and value, but in no circumstances less than a reasonable standard of care, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose except those expressly permitted by this Agreement, including the exercise of rights and satisfaction of obligations under this Agreement.

6.2       Exceptions. The obligations in Section 6.1 shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent written proof:

(a)       is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party by or on behalf of the Disclosing Party;

(b)       was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(c)       is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;

(d)       is published by a Third Party or otherwise becomes publicly available or enters the public domain without violation of this Agreement by the Receiving Party or any person for whom the Receiving Party is responsible pursuant to Section 6.3(c), either before or after it is disclosed to the Receiving Party; or

(e)       is independently Developed by or for the Receiving Party or its Affiliates without reference to or reliance upon the Disclosing Party’s Confidential Information.

6.3       Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party, and Confidential Information deemed to belong to both Parties under the terms of this Agreement, to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a)       subject to Section 6.4, complying with Applicable Laws (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with judicial or administrative process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance, provided that the Disclosing Party is informed, to the extent practicable, of the obligation of disclosure, so that the Disclosing Party may oppose or limit such disclosure obligation and provided the Receiving Party limits the disclosure to the strict minimum in order to comply with its obligations;

(b)       disclosure by the Parties of the existence of this Agreement in any annual report to stockholders, filings with the Securities and Exchange Commission and other Regulatory Authorities and communications with securities analysts and stockholders; and

(c)       disclosure, solely on a “need to know basis,” to Affiliates, potential or actual research and development collaborators, subcontractors, investment bankers, investors, lenders, shareholders, or other potential or actual financial or strategic partners, and each of the Parties’ respective directors, employees, contractors, agents, legal counsel and accountants, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 6, which for avoidance of doubt, will not permit use of such Confidential Information for any purpose except those permitted by this Agreement, including the exercise of rights and satisfaction of obligations under this Agreement; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 6.3 to treat such Confidential Information as required under this Article 6.

If and whenever any Confidential Information is disclosed in accordance with this Section 6.3, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement). Where reasonably possible and subject to Section 6.4, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make any disclosures pursuant to Section 6.3(a) or 6.3(b) sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information, and the Receiving Party will provide reasonable assistance to the Disclosing Party with respect thereto; provided that, in any event, the Receiving Party will use reasonable measures to ensure confidential treatment of such information and shall only disclose such Confidential Information of the Disclosing Party as is necessary to comply with such Applicable Laws or judicial process.

6.4       Securities Filings. If either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document that describes or refers to the terms and conditions of this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other Applicable Law, the Party shall notify the other Party of such intention and shall provide such other Party with a copy of relevant portions of the proposed filing prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to the terms and conditions of this Agreement, and shall use reasonable and diligent efforts to obtain confidential treatment of the terms and conditions of this Agreement that such other Party requests be kept confidential, and shall only disclose Confidential Information that is requested by the Securities and Exchange Commission or legally required to be disclosed. No such notice shall be required under this Section 6.4 if the description of or reference to this Agreement contained in the proposed filing has been included in the press release or in any previous filing made by the either Party hereunder or otherwise approved by the other Party.

6.5       Publicity. Except as otherwise provided herein, each Party agrees not to issue any other press release or other public statement disclosing terms of this Agreement or using the name or trademark of the other Party, its Affiliates or its employees, in either case, without the prior written consent of such other Party.

6.6       Existing Confidentiality Agreement. The Parties hereby agree that all confidential information disclosed by one Party to the other pursuant to that certain Confidentiality Agreement, by and between the Parties, dated February 26, 2017, will be governed by the terms of this Agreement.

6.7       Return of Confidential Information. Upon expiry or earlier termination of the Agreement, upon written request of a Party (such request, if made, to be made within three (3) months of such expiry or termination) the other Party will destroy or return (as shall be specified in such request) to the requesting Party all copies of the Confidential Information of the requesting Party; provided that the Party may retain: (i) one copy of such Confidential Information for recordkeeping purposes, for the sole purpose of ensuring compliance with this Agreement; (ii) any copies of such Confidential Information as is required to be retained under Applicable Law; (iii) any copies of such Confidential Information as is necessary or useful for such Party to exercise a right or fulfill an obligation towards a Sublicensee, if any, or as set forth in this Agreement; and (iv) any copies of any computer records and files containing Confidential Information that have been created by such Party’s routine archiving/backup procedures.

Article 7

INTELLECTUAL PROPERTY

7.1       Ownership; License Grants.

(a)       Exclusive License. CureVac hereby grants to CRISPR, and CRISPR hereby accepts, an exclusive (even as to CureVac and its Affiliates), sublicenseable (in accordance with Section 7.2), worldwide, royalty-bearing license under the Licensed Intellectual Property to Develop, Manufacture, Commercialize and otherwise use, including, but not limited to the right to research, have researched, develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, export, otherwise exploit and otherwise have exploited, Licensed Products in the Field in the Territory, in accordance with the terms and conditions, and subject to the limitations of this Agreement, the Manufacturing Services Agreement and the Commercial Supply Agreement.

(b)       Exclusive Back License. On a Licensed Product-by-Licensed Product basis, as so long as CureVac is supplying Cas9 mRNA Constructs to CRISPR for a Licensed Product under the Manufacturing Services Agreement or any Commercial Supply Agreement, and on a Licensed Product-by-Licensed Product basis, CRISPR hereby grants to CureVac, and CureVac hereby accepts, an exclusive (even as to CRISPR and its Affiliates) worldwide, cost-free sublicense of the rights granted to CRISPR under Section 7.1(a), to Manufacture and have Manufactured Licensed Products in the Field in the Territory. For clarity, CureVac has no license to use, sell or otherwise exploit such Licensed Products and consequently will Manufacture such Licensed Products solely to supply to CRISPR, its Affiliates and their respective Sublicensees under such agreements.

(c)       Background Intellectual Property. CureVac acknowledges and agrees that with signing this Agreement it does not acquire a license or any other right to CRISPR Background Intellectual Property except for the limited purpose of carrying out its duties and obligations under this Agreement and that such limited, non-exclusive, cost-free license will expire upon the completion of such duties and obligations or the termination or expiration of this Agreement, whichever is the first to occur. CRISPR acknowledges and agrees that CureVac retains all rights to the CureVac Background Intellectual Property, subject only to the licenses granted hereunder.

(d)       Ownership of Foreground Intellectual Property.

(i)       Except as set forth in subsection (iii) below, each Party will solely own all right, title and interest in and to all Foreground Intellectual Property that is discovered, created, conceived or reduced to practice solely by or on behalf of such Party (“Solely-Owned Foreground Know-How”) and all Patent Rights arising therefrom that Cover such Solely-Owned Foreground Know-How (“Solely-Owned Foreground Patent Rights”), and together with the Solely-Owned Foreground Know-How, the “Solely-Owned Foreground Intellectual Property”. All right, title and interest in and to all Solely-Owned Foreground Intellectual Property will automatically vest solely in such Party.

(ii)       Except as set forth in subsection (iii) below, the Parties will jointly own all right, title and interest in and to all Foreground Intellectual Property that is discovered, created, conceived or reduced to practice jointly by or on behalf of the Parties (“Jointly-Owned Foreground Know-How”) and all Patent Rights arising therefrom that Cover such Jointly-Owned Foreground Know-How (“Jointly-Owned Foreground Patent Rights”), and together with the Jointly-Owned Foreground Know-How, the “Jointly-Owned Foreground Intellectual Property”. Each Party will have an undivided one-half interest in and to such Jointly-Owned Foreground Intellectual Property. CRISPR will have a right to grant non-exclusive licenses (with the right to grant sublicenses through multiple tiers) to CureVac’s share in such Jointly-Owned Foreground Intellectual Property to the extent such license is required to exercise or exploit CRISPR Background Intellectual Property; and CureVac will have a right to grant non-exclusive licenses (with the right to grant sublicenses through multiple tiers) to CRISPR’s share in such Jointly-Owned Foreground Intellectual Property to the extent such license is required to exercise or exploit CureVac Background Intellectual Property; i.e., neither Party is to be blocked in the use of its Background Intellectual Property. Subject to the licenses granted herein, any further license to Jointly-Owned Foreground Intellectual Property requires the prior written consent of the other Party. Each Party, for itself and on behalf of its and its Affiliates’ employees, subcontractors, consultant and agents, hereby assigns and agrees to assign, without additional consideration, to the other Party a joint and undivided interest in and to all Jointly-Owned Foreground Intellectual Property to effect such joint ownership, which assignment such other Party hereby accepts.

(iii)       Notwithstanding subsections (i) and (ii) above,

(A)       CRISPR will solely own any Foreground Intellectual Property that is a CRISPR Improvement and that is not also a CureVac Improvement at the time such CRISPR Improvement is discovered, created, conceived, developed or reduced to practice, regardless of the Party or Parties such Foreground Intellectual Property was discovered, created, conceived, developed or reduced to practice by or on behalf of, and CureVac, for itself and on behalf of its and its Affiliates’ employees, subcontractors, consultants and agents hereby assigns and agrees to assign, all of its rights, title and interest in such Intellectual Property to CRISPR. CureVac shall execute and deliver to CRISPR, to the extent necessary, any deed(s) of such assignment, in a mutually agreeable form and will take whatever actions reasonably necessary, including the appointment of CureVac as its attorney in fact solely to make such assignment, to effect such assignment.

(B)       CureVac will solely own any Foreground Intellectual Property that is a CureVac Improvement that is not also a CRISPR Improvement at the time such CureVac Improvement is discovered, created, conceived, developed or reduced to practice, regardless of the Party or Parties such Foreground Intellectual Property was discovered, created, conceived, developed or reduced to practice by or on behalf of, and CRISPR, for itself and on behalf of its and its Affiliates’ employees, subcontractors, consultants and agents hereby assigns and agrees to assign, all of its rights, title and interest in such Intellectual Property to CureVac. CRISPR shall execute and deliver to CureVac, to the extent necessary, any deed(s) of such assignment, in a mutually agreeable form and will take whatever actions reasonably necessary, including the appointment of CRISPR as its attorney in fact solely to make such assignment, to effect such assignment.

(C)       To the extent a particular item of Foreground Intellectual Property constitutes both a CRISPR Improvement and a CureVac Improvement, (“Dual Improvement Intellectual Property”), the Parties shall discuss in good faith whether any such Foreground Intellectual Property can be divided and owned in accordance with subsections (A) and (B) above, made subject to separate patent filings to be assigned accordingly; and to the extent no such division is possible, such Dual Improvement Intellectual Property shall be treated as part of the Jointly-Owned Foreground Intellectual Property for all purposes under this Agreement.

7.2       Right to Sublicense. CRISPR shall be entitled to sublicense (through multiple tiers) its rights under Section 7.1(a) to any Affiliates and to any Third Parties, provided that sublicenses to Third Parties require CureVac’s prior written consent which CureVac will not unreasonably withhold, condition or delay and that such sublicenses are subject to the Non-Royalty Sublicense Income in accordance with Section 5.3 above. For any sublicense it must be provided that the respective sublicense agreement contains terms and conditions that are not inconsistent with those contained in this Agreement, and shall include provisions regarding confidentiality, indemnification, audit, record-keeping and termination. CRISPR shall remain liable to CureVac for all obligations under this Agreement. CRISPR shall furnish CureVac with a fully executed copy of any sublicense agreement promptly after its execution, subject to reasonable redactions to the extent not necessary for CureVac to understand the scope of such sublicense, to calculate the Non-Royalty Sublicense Income and to determine if CRISPR is in compliance with this Section 7.2, and subject to the confidentiality provisions therein. The terms of any such sublicense agreement shall be Confidential Information of CRISPR.

7.3       Disclosure. Each Party will promptly disclose to the other Party all Foreground Know-How that is discovered, created, conceived or reduced to practice by or on behalf of such Party, and will provide documentation regarding the same as the other Party may reasonably request, including, information obtained by CureVac relating to CureVac’s proprietary mRNA technology platform generally that would reasonably have an impact on any Cas9 mRNA Constructs or Licensed Products.

7.4       Third Party Licenses. To the extent CRISPR identifies any Patent Rights controlled by a Third Party that are reasonably necessary for a Party to freely exercise, practice or otherwise use the CureVac Background Patent Rights or the Foreground Patent Rights solely owned by CureVac, in each case, in connection with a Party’s direct or indirect performance of its rights or obligations under this Agreement, and with respect to CRISPR’s exploitation of Cas9 mRNA Constructs included in a Licensed Product in accordance with this Agreement, only if such Cas9 mRNA Constructs are defined by CureVac, CRISPR will promptly notify CureVac of such Patent Rights, Know-How or other intellectual property and CureVac will have the first right to negotiate for and enter into a license agreement (“Third Party Agreement”) with respect to such Patent Rights, Know-How, or other intellectual property, provided that CureVac will notify CRISPR if CureVac wishes to exercise such right within [*****] days of CRISPR’s notice, and such first right will continue until the earlier of (x) [*****] days after the date of CureVac’s notice to CRISPR exercising such right or (y) CureVac is no longer actively negotiating such agreement, in which case CureVac will so notify CRISPR (such period is referred to the “First Exercise Period”), and CureVac will keep CRISPR reasonably informed as to the status of such negotiations. If CureVac does not notify CRISPR of its intent to exercise such right or the First Exercise Period expires, CRISPR will have the right to negotiate for and enter into a Third Party Agreement with respect to such Patent Rights, Know-How or other intellectual property.

Article 8

PROSECUTION AND ENFORCEMENT

8.1       Patent Prosecution. As between the Parties, each Party will have the sole right, but not the obligation, to file, prosecute and maintain the Patent Rights owned solely by such Party. During the Term, CureVac will consult with CRISPR as to the preparation, filing, prosecution, and maintenance of any of its Foreground Patent Rights reasonably prior to any deadline or action with the United States Patent & Trademark Office or any foreign patent office and will furnish CRISPR with copies of all relevant documents reasonably in advance of consultation. CureVac will reasonably consider any of CRISPR’s reasonable comments on any documents to be submitted to such patent offices. In the event CureVac (i) decides not to file a patent application pertaining to any Foreground Know-How in any given country or countries, or (ii) desires to abandon any patent or patent application within the Foreground Patent Rights, then, in each case, CureVac shall provide CRISPR with reasonable prior written notice of such intended decision not to file or such intended decision of abandonment or decline of responsibility. If CRISPR elects to file any such patent application on behalf of CureVac, or if CRISPR elects to continue such patent or patent application on behalf of CureVac, the Parties shall promptly consult and CureVac may elect to retain responsibility therefor provided that any such decision shall be made in a sufficiently prompt time so as not to jeopardize CRISPR’s ability to file such patent application or its ability to pursue or maintain such patent or patent application. Otherwise, CRISPR shall have the right, but not the obligation, to prepare, file, prosecute and maintain the relevant Foreground Patent Rights, as applicable, or seek patent protection in the first instance, on behalf of CureVac and at CRISPR’s expense.

8.2       Prosecution of Jointly-Owned Foreground Patent Rights. CRISPR will have the first right, but not the obligation to file, prosecute and maintain Jointly-Owned Foreground Patent Rights, and will bear the costs incurred by CRISPR in connection with such efforts. CRISPR will consult with CureVac as to the preparation, filing, prosecution and maintenance of the Jointly-Owned Foreground Patent Rights reasonably prior to any deadline or action with any patent office and will furnish CureVac with copies of all relevant documents reasonably in advance of consultation. CRISPR will reasonably consider any of CureVac’s reasonable comments on any documents to be submitted to such patent offices. In the event CRISPR (i) decides not to file a patent application pertaining to any Jointly-Owned Foreground Know-How in any given country or countries, or (ii) desires to abandon any patent or patent application within the Jointly-Owned Foreground Patent Rights, then, in each case, CRISPR shall provide CureVac with reasonable prior written notice of such intended decision not to file or such intended decision of abandonment or decline of responsibility. If CureVac elects to file any such patent application, or if CureVac elects to continue such patent or patent application, the Parties shall promptly consult and CRISPR may elect to retain responsibility therefor provided that any such decision shall be made in a sufficiently prompt time so as not to jeopardize CureVac’s ability to file such patent application or its ability to pursue or maintain such patent or patent application. Otherwise, CureVac shall have the right, but not the obligation, to prepare, file, prosecute and maintain the relevant Foreground Patent Rights, as applicable, or seek patent protection in the first instance, at CureVac’s expense.

8.3       Cooperation. Each Party will provide the other Party, at the other Party’s request and expense, all reasonable assistance and cooperation in connection with this Article 8, including providing any necessary powers of attorney and executing any other required documents or instruments for such filing, prosecution or maintenance, and joining any lawsuit as needed for standing.

8.4       Third Party Actions.

(a)       Patent Infringement Claims Against a Party. Each Party shall notify the other if it is aware of any claim that the Development, Manufacture, Commercialization or other use of a Licensed Product in the Field infringes a Patent Right Controlled by a Third Party, setting forth the facts of such claim in reasonable detail. CRISPR shall have the first right, but not the obligation, at its own expense, to defend and control the defense of any such claim, by counsel of its own choice. CRISPR shall not enter into a settlement that imposes a financial obligation upon CureVac or which limits the scope or invalidates any CureVac’s intellectual property rights without CureVac’s prior written consent and in any settlement CRISPR shall always take into consideration the interest of CureVac. In case CRISPR elects not to defend and control the defense of any such claim, it shall notify CureVac of such election within due term to allow CureVac to defend and control the defense of any such claim.

(b)       Notice. If either Party learns of any (i) actual, alleged or threatened infringement or misappropriation of any of the Licensed Patent Rights in the Field, including based on the Development or Commercialization of a product that competes with a Licensed Product; (ii) declaratory judgment initiated by a Third Party naming a Party, or a Party’s Affiliate or a Sublicensee as a defendant and alleging invalidity, unenforceability or non-infringement of any of the Licensed Patent Rights Covering the Development or Commercialization of a Licensed Product in the Field (“Competitive Infringement”), or (iii) declaratory judgment initiated by a Third Party naming a Party or a Party’s Affiliate or Sublicensee as a defendant and alleging invalidity, unenforceability or non-infringement of any Licensed Patent Rights Covering the Manufacture of a Licensed Product in the Field, such Party shall promptly notify the other Party and shall provide the other Party with available evidence of such infringement or declaratory action.

(c)       Enforcement and Defense. CRISPR shall have the first and exclusive right, but not the obligation, to take any reasonable measures it deems appropriate with respect to any Competitive Infringement in the Territory of any Licensed Patent Rights. Such measures may include (a) initiating or prosecuting an infringement, misappropriation or other appropriate suit or action (each an “Infringement Action”) in the Territory, or (b) granting adequate rights and licenses to any Third Party necessary to render continued Competitive Infringement in the Territory non-infringing. Notwithstanding the foregoing, if CRISPR does not inform CureVac that it intends to either initiate such an Infringement Action or grant adequate rights and licenses to such Third Party within [*****] after CRISPR’s receipt of a notice of infringement, then CureVac will have the second right, but not the obligation, to initiate such Infringement Action with respect to such Licensed Patent Rights. For any infringement other than a Competitive Infringement, and except as set forth below, each Party will have the first right, but not the obligation to enforce and defend the Licensed Patent Rights owned solely by such Party, and CRISPR will have the first right, but not the obligation to enforce and defend the Jointly Owned Foreground Patent Rights, with the exception only of Jointly-Owned Foreground Patent Rights which solely Cover the Manufacture of the Licensed Products, for which CureVac will have the first right, but not the obligation to enforce and defend. If within [*****] after having been notified of any alleged Third Party infringement of any Licensed Patent Right or any declaratory action contemplated by Section 8.4(d), in each case, in the Field, the Party enforcing or defending the Patent Right is unsuccessful in persuading the alleged infringer to desist, or the respective competent Party shall not have brought an infringement action within such [*****] period, or if the respective competent Party has not responded to such declaratory action, then, in any such event the other Party shall have the right, but not the obligation, to prosecute and defend the respective Licensed Patent Rights in connection with any such matter. The Party taking action to enforce and defend under this Section 8.4(c) shall bear all of its costs related to such enforcement and defense, including any costs incurred by the other Party providing support to such enforcement and defense at the request of the enforcing and defending Party.

(d)       Standing to Sue; Collaboration. In any litigation brought by either Party pursuant to this Section 8.4, the enforcing Party shall notify the non-enforcing Party of the commencement of that litigation and shall have the right and standing to use and sue in the other Party’s name. Irrespective of which Party brings the infringement action hereunder, (i) the Parties shall collaborate with respect to such action; (ii) the non-enforcing Party shall have the right, at its own expense, to be represented by independent counsel in any such litigation; and (iii) the Parties shall consult with each other regarding and agree on strategic decisions and their implementation in connection with such action. The Party bringing the infringement action hereunder shall bear all the expenses of any suit brought by it claiming infringement of any Licensed Patent Right.

(e)       Recovery. In the event that either Party exercises the rights conferred in this Article 8 and recovers any damages or other sums in such action, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith (including, without limitation, attorneys’ fees). If such recovery is insufficient to cover all such costs and expenses of both Parties, the Parties’ costs shall be paid on a pro-rated basis. If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be [*****] the Parties

Article 9

INDEMNIFICATION

9.1       Indemnification by CRISPR. Subject to the terms and conditions hereof, CRISPR shall indemnify CureVac, its Affiliates, and its and their directors, officers, employees, approved subcontractors and agents (“CureVac Indemnitees”) and defend and hold each of them harmless, from and against any and all Third Party claims and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) that such CureVac Indemnitees may be required to pay to one or more Third Parties to the extent arising from or occurring as a result of (a) an uncured material breach of any of CRISPR’s representations, warranties or covenants set forth in this Agreement, (b) the exercise by CRISPR and/or any of its Affiliates or Sublicensees of the rights granted to CRISPR pursuant to Sections 4.1 and 7.1 (including the Development, Manufacture, Commercialization or other use of Licensed Products), except to the extent such Losses are in connection with the CureVac Background Intellectual Property or the Foreground Intellectual Property solely owned by CureVac; or (c) the negligence, recklessness, or willful misconduct by CRISPR or its Affiliates. Notwithstanding the foregoing, CRISPR will have no obligations under this Section to the extent Losses arise from or occur as a result of (i) gross negligence or willful misconduct (including noncompliance with any Applicable Laws, regulations, or rules) on the part of a CureVac Indemnitee, or (ii) a breach by CureVac of any representations, warranties or covenants set forth in this Agreement.

9.2       Indemnification by CureVac. Subject to the terms and conditions hereof, CureVac shall indemnify CRISPR, its Affiliates, and its and their directors, officers, employees, subcontractors, and agents (“CRISPR Indemnitees”), and defend and hold each of them harmless, from and against any Third Party claims and all Losses that such CRISPR Indemnitees may be required to pay one or more Third Parties to the extent arising from or occurring as a result of (a) an uncured material breach of any of CureVac’s representations, warranties or covenants set forth in this Agreement, or (b) the negligence, recklessness, or willful misconduct by CureVac or its Affiliates. Notwithstanding the foregoing, CureVac will have no obligations under this Section to the extent Losses arise from or occur as a result of (i) gross negligence or willful misconduct (including non-compliance with any Applicable Laws, regulations, or rules) on the part of a CRISPR Indemnitee, or (ii) a breach by CRISPR of any representations, warranties or covenants set forth in this Agreement.

9.3       Indemnification Procedures. Except as set forth in Section 8.4(a), the person claiming indemnity under this Article 9 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of any claim, provided, that the failure to provide such notice shall not affect the Indemnifying Party’s obligations hereunder, except to the extent it is materially prejudiced thereby. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the claim with counsel of its choice. The Indemnifying Party shall not settle a claim in any manner that would require payment by the Indemnified Party, or would materially adversely affect the rights granted to the Indemnified Party hereunder, or would materially conflict with the terms of this Agreement, or adversely affect such Party or its products, without first obtaining the indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. So long as the Indemnifying Party is actively defending the claim in good faith, the Indemnified Party shall not settle or compromise any such claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume and conduct the defense of the claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 9.

Article 10

REPRESENTATIONS AND WARRANTIES

10.1       CureVac Representations. Subject to the disclosures in Attachment H hereto, CureVac represents, warrants and covenants to CRISPR, on the Effective Date, as follows.

(a)       CureVac is a stock corporation, validly existing and in good standing under the laws of Germany, with full power and authority to operate its properties and to carry on its business as presently conducted.

(b)       CureVac has full power and authority to execute, deliver and perform this Agreement. This Agreement constitutes legally binding and valid obligations of CureVac, enforceable in accordance with their terms;

(c)       The execution and delivery of this Agreement and the performance of the obligations contemplated hereby have been duly authorized by all appropriate CureVac corporate action;

(d)       The execution, delivery and performance by CureVac of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement to which CureVac is a party or by which it is bound.

(e)       To the knowledge of CureVac, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of CureVac is required in connection with the execution, delivery and performance of this Agreement.

(f)       There is no action, suit, proceeding or investigation pending or, to the knowledge of CureVac, currently threatened in writing against or affecting CureVac that questions the validity of this Agreement or the right of CureVac to enter into this Agreement or perform CureVac’s obligations hereunder.

(g)       There are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial, administrative or legal proceedings pending or, to the knowledge of CureVac, threatened, against CureVac, including with respect to administrative or other governmental investigations, which would (a) be reasonably expected to affect or restrict the ability of CureVac to perform its obligations under this Agreement, or (b) affect in any manner the Licensed Intellectual Property or CureVac’s Control thereof.

(h)       To the knowledge of CureVac, no Third Party is conducting or engaging in any activity that would constitute infringement or misappropriation of the Licensed Intellectual Property; and to the knowledge of CureVac, the performance of activities contemplated by this Agreement (including the practice of the Licensed Intellectual property in accordance with the terms and conditions of this Agreement) would not itself constitute infringement or misappropriation of Third party’s intellectual property rights in existence on the Effective Date.

(i)       To CureVac’s knowledge, no objection or proceeding is pending or threatened that questions the validity or enforceability of the CureVac Background Intellectual Property or the issuance of any patent applications included therein.

(j)       As of and following the Effective Date, CureVac has undertaken reasonable efforts to secure and will continue to use reasonable efforts to secure from all employees, consultants, contractors and other Persons who have contributed or will contribute to the development, creation, conception or invention of any of the Licensed Intellectual Property a written agreement assigning to CureVac or its Affiliates all rights to such developments, creations, conceptions or inventions and such Affiliates have assigned such rights to CureVac, and, to CureVac’s knowledge, neither CureVac nor any of its Affiliates has received any written communication challenging CureVac’s ownership or right to such Licensed Intellectual Property, unless such an agreement with the inventor is not required under Applicable Law for ownership in such Licensed Intellectual Property to vest in CureVac.

10.2       CRISPR’s Representations. CRISPR represents and warrants to CureVac, on and as of the Effective Date, that:

(a)       CRISPR is a corporation, duly incorporated, validly existing and in good standing under the laws of Switzerland, with full corporate power and authority to operate its properties and to carry on its business as presently conducted;

(b)       CRISPR has full power and authority to execute, deliver and perform this Agreement. This Agreement constitutes the legally binding and valid obligations of CRISPR, enforceable in accordance with their terms;

(c)       the execution, delivery and performance by CRISPR of this Agreement and the consummation of the transactions contemplated thereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement to which CRISPR is a party or by which it is bound, its business or assets;

(d)       no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of CRISPR is required in connection with the execution, delivery and performance of this Agreement; and

(e)       there is no action, suit, proceeding or investigation pending or, to the knowledge of CRISPR, currently threatened against or affecting CRISPR or that questions the validity of this Agreement, or the right of CRISPR to enter into this Agreement or consummate the transactions contemplated hereby.

10.3       Covenants. Each Party covenants and agrees that during the Term, neither it, nor its Affiliates, will take any action or cause or permit the taking of any action that would have the effect of invalidating or breaching any of the representations or warranties contained in Section 10.1 or 10.2, including, without limitation, any action that would result in any invalidity of any of the Licensed Patent Rights. Without limiting the foregoing, CureVac covenants and agrees that during the Term, neither it, nor its Affiliates, will take any action or cause or permit the taking of any action that would materially adversely affect the rights of CRISPR under this Agreement. For clarity, CureVac cannot and will not grant a license to any Third Party to the extent CRISPR has obtained exclusive rights under this Agreement.

10.4       Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES CONCERNING PATENT RIGHTS OR ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND EACH PARTY DISCLAIMS ALL SUCH EXPRESS OR IMPLIED WARRANTIES.

Article 11

INSURANCE; LIMITATION OF LIABILITY

11.1       Insurance. CRISPR shall maintain, at its own cost, a program of insurance and/or self-insurance against liability (including product liability) and any other risks associated with its activities and obligations under this Agreement, the Commercialization of any Licensed Products, and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for companies similar to CRISPR for the activities to be conducted by them under this Agreement. Such insurance coverage shall be kept as long as any Licensed Product is Commercialized. CureVac shall maintain, at its own cost, a program of insurance and/or self-insurance against liability and any other risks associated with its activities and obligations under this Agreement, and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for companies similar to CureVac for the activities to be conducted by CureVac under this Agreement. Such insurance coverage shall be kept as long as any Licensed Product is commercialized.

11.2       Consequential Damages. EXCEPT WITH RESPECT TO WILLFUL MISCONDUCT, GROSS NEGLIGENCE, ANY BREACH OF ARTICLE 6 (CONFIDENTIALITY), OR ANY INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 9, TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAWS, IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES OR ITS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) ARISING FROM OR RELATED TO THIS AGREEMENT.

Article 12

GENERAL COMPLIANCE WITH LAW

Each Party will use reasonable commercial efforts to comply with all Applicable Law relating to the exercise of rights and satisfaction of obligations under this Agreement.

Article 13

TERM AND TERMINATION

13.1       Term. The Term will commence as of the Effective Date, and unless earlier terminated in accordance with this Section 13, will expire on a Licensed Product-by-Licensed Product and country-by-country basis, upon such time as the Royalty Term with respect to the sale of such Licensed Product in such country expires.

13.2       Termination for Breach.

(a)       Material Breach. Subject to the other terms of this Agreement, this Agreement may be terminated, on a Program-by-Program basis, by either Party for a material breach by the other Party to this Agreement, provided that the breaching Party has not cured such breach within [*****] after the date of written notice to the breaching Party, which notice shall describe such breachnn reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement pursuant to this Section, provided further that in no event will the failure of CRISPR to pay a disputed amount under this Agreement, the Manufacturing Services Agreement or any Commercial Supply Agreement be considered a material breach of this Agreement.

(b)       Program by Program; Development Program. In the event the facts giving rise to termination under Section 13.2(a) relate to one or more Programs but not all Programs, such termination, if any, will relate only to the affected Program(s) and this Agreement will otherwise continue with respect to all other Programs in all respects. Further, if CRISPR exercises any of its termination rights under this Article 13, CRISPR may terminate the Development Program without terminating the remainder of this Agreement.

13.3       Voluntary Termination by CRISPR. CRISPR may terminate this Agreement, in its entirety or on a Program-by-Program basis, at any time upon [*****] prior written notice to CureVac.

13.4       Termination for Bankruptcy. If any Party hereto files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within [*****] of the filing thereof, then the respective other Party may terminate this Agreement effective immediately upon written notice to the insolvent Party.

13.5       Change of Control of CRISPR. In the event of (i) a direct or indirect acquisition of beneficial ownership of fifty percent (50%) or more of the voting power in CRISPR by a CureVac Competitor; or (ii) the sale or other disposition of all or substantially all of the assets of CRISPR to a CureVac Competitor; or (iii) the merger, amalgamation or other form of business combination or similar transaction between CRISPR and a CureVac Competitor (“Change of Control”) the following shall apply:

(a)         CRISPR shall promptly give written notice of such Change of Control to CureVac; and

(b)         CureVac shall have the right to be released of any or all of its ongoing obligations under the Development Program, and of its obligations of disclosure and information exchange relating solely thereto. In addition, the JSC shall be dissolved upon CureVac’s request. For clarity, CureVac shall not have the right to be released from any obligations under this Agreement, the Manufacturing Services Agreement, or the Commercial Supply Agreement relating to the Programs or Licensed Products outside of the Development Program. For further clarity, CRISPR shall retain all rights hereunder to all Cas9 mRNA Constructs and any other deliverables delivered to CRISPR under the Development Program prior to such Change of Control, and CRISPR shall have the right to exploit such Cas9 mRNA Constructs and any other deliverables in accordance with the license grant set forth in Section 7.1.

(c)         In addition to the confidentiality obligations according to Article 6, CRISPR shall take reasonable steps to ensure that any Confidential Information of CureVac provided under this Agreement is not shared with any others within CRISPR that are not required to manage, perform and exercise CRISPR’s rights and obligations under this Agreement.

13.6       Termination for Challenge of CureVac Licensed Patent Rights. CureVac may terminate this Agreement by providing [*****] prior written notice to CRISPR in the event CRISPR or any of its Affiliates directly or indirectly challenges the validity of the Licensed Patent Rights in a legal proceeding or supports a Third Party in the challenge of a Licensed Patent Right in a legal proceeding (in each case before a court of competent jurisdiction). Any such termination shall only become effective if CRISPR or its Affiliate has not withdrawn such action before the end of the above notice period. In the event a Sublicensee of CRISPR challenges the validity of a CureVac Licensed Patent Right, CureVac may terminate this Agreement hereunder, if CRISPR does not terminate such sublicense agreement within the [*****] notice period.

13.7       Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 13 are in addition to any other relief and remedies available to either Party under this Agreement and at law.

13.8       Effects of Expiration or Termination.

(a)       License Upon Expiration. Upon expiration, but not upon earlier termination of this Agreement, the licenses granted to CRISPR in Section 7.1 shall automatically covert to the license set forth in Section 5.5(e).

(b)       Termination of Licenses. Upon any termination of this Agreement by a Party prior to expiration, except as otherwise provided in Section 13.5, as of the effective date of such termination, all licenses granted by CureVac to CRISPR under this Agreement shall terminate automatically, and the Licensed Intellectual Property shall automatically revert back to CureVac.

(c)       Notwithstanding the foregoing, no termination of this Agreement shall be construed as a termination of any sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of CureVac, provided (i) CureVac has approved such sublicense in accordance with Section 7.2; (ii) CureVac does not assume undertakings and liabilities towards the Sublicensee beyond those stipulated herein; and (iii) the Sublicensee is then in full compliance with all terms and conditions of its sublicense.

(d)       Post-Termination Activities. Upon termination of this Agreement CRISPR shall provide CureVac with a written inventory of all Licensed Products that are in the process of Manufacture, in use or in stock; provided, however, that if CRISPR terminates this Agreement in part under Section 13.3, such inventory shall only apply to the Licensed Products subject to such partial termination. All Licensed Products that are not disposed of as provided above shall be delivered to CureVac or otherwise disposed of in CureVac’s sole discretion and at CRISPR’s sole expense.

(e)       Accrued Payment Claims. Termination of this Agreement for any reason whatsoever shall not relieve CRISPR of its obligations to pay all royalties, milestones and other amounts payable to CureVac which have accrued prior to, but remain unpaid as of, the date of expiration or termination hereof.

(f)        Reversion. In the event of termination of this Agreement by CRISPR pursuant to Section 13.3 or by CureVac pursuant to Section 13.2 or 13.4, CureVac shall be entitled to demand from CRISPR the transfer and/or assignment, as applicable, of all right, title and interest in and to any Cas9 mRNA Constructs, and all data related thereto. Under no circumstance shall CureVac be entitled to any CRISPR Background Intellectual Property, CRISPR Improvement, CRISPR’s Solely-Owned Foreground Intellectual Property, CRISPR’s interest in and to any Jointly-Owned Foreground Intellectual Property, or to any CRISPR Drug Product (as defined in the Manufacturing Services Agreement) or any data related to or generated through the use of or reference to a CRISPR Drug Product.

13.9       Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Article 6 (Confidentiality), Article 7 (Intellectual Property) (provided that Sections 7.1(a), 7.1(c), 7.2, and 7.3 shall not survive termination by CRISPR under Section 13.3 (Voluntary Termination by CRISPR) or any termination by CureVac under Article 13), Article 8 (with respect to Patent Rights Covering Know-How developed prior to Termination), Article 9 (Indemnification), Section 11 (Insurance, Limitation of Liability), Section 13.7 (Remedies), Section 13.8 (Effects of Expiration or Termination), Section 13.9 (Surviving Provisions), Article 14 (Dispute Resolution) and Article 15 (Miscellaneous, to the extent applicable), as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of this Agreement. Termination shall not relieve any Party from any liability which has accrued prior to such termination.

Article 14

DISPUTE RESOLUTION

14.1       Mandatory Procedures. The Parties agree that any dispute arising out of or relating to this Agreement will be resolved solely by means of the procedures set forth in this Article 14, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either Party fails to observe the procedures of this Article 14, as may be modified by their written agreement, the other Party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

14.2       Dispute Resolution Procedures. In the event of a dispute between the Parties (other than disputes arising out of the JSC), relating to the validity performance, construction or interpretation of this Agreement, upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Executive Officers of each Party. If the matter is not resolved within [*****] following the written request for discussions, either Party may then invoke the provisions of Section 14.3.

14.3       Any dispute (other than disputes arising from the JSC) relating to the validity performance, construction or interpretation of this Agreement, which cannot be resolved amicably between the Parties after following the procedure set forth in Section 14.2, shall be submitted to arbitration in accordance with the Arbitration Rules of WIPO in effect on the date of the commencement of the arbitration proceedings. The location of the arbitration proceedings will be London, England. The number of arbitrators will be three (3). The language of the arbitration proceeding will be English. The decision of the arbitrators shall be final and binding upon the Parties (absent manifest error on the part of the arbitrator(s)) and enforceable in any court of competent jurisdiction.

14.4       Performance to Continue. Each Party will continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a Party may suspend performance of its undisputed obligations during any period in which the other Party fails or refuses to perform its undisputed obligations.

14.5       Tolling. The Parties agree that all applicable statutes of limitation and time-based defenses, as well as all time periods in which a Party must exercise rights or perform obligation hereunder, will be tolled once the dispute resolution procedures set forth in this Section 14.5 have been initiated and for so long as they are pending, and the Parties will cooperate in taking all actions reasonably necessary to achieve such a result. In addition, during the pendency of any dispute under this Agreement initiated before the end of any applicable cure period, (a) this Agreement will remain in full force and effect, (b) the provisions of this Agreement relating to termination for material breach with respect to such dispute will not be effective, (c) the time period for cure as to any termination notice given prior to the initiation of arbitration will be tolled, (d) any time periods to exercise rights or perform obligations will be tolled; and (e) neither Party will issue a notice of termination pursuant to this Agreement based on the subject matter of the arbitration, until the arbitral tribunal has confirmed the material breach and the existence of the facts claimed by a Party to be the basis for the asserted material breach; provided, that if such breach can be cured by (i) the payment of money, the defaulting Party will have an additional [*****] within its receipt of the arbitral tribunal’s decision to pay such amount or (ii) the taking of specific remedial actions, the defaulting Party will have a reasonably necessary period to diligently undertake and complete such remedial actions within such reasonably necessary period or any specific timeframe established by such arbitral tribunal’s decision before any such notice of termination can be issued. Further, with respect to any time periods that have run during the pendency of the dispute, the applicable Party will have a reasonable period of time or any specific timeframe established by such arbitral tribunal’s decision to exercise any rights or perform any obligations affected by the running of such time periods.

Article 15

MISCELLANEOUS

15.1       Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof, unless the invalid or unenforceable provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid or unenforceable provision. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.2       Notices. Any notice required or permitted to be given by this Agreement shall be in writing and shall be (a) delivered by hand or by FedEx, UPS or any other similar service with tracking capabilities, (b) registered mail, or (c) delivered by facsimile followed by delivery via any of the methods set forth in this Section 15.2, in each case, addressed as set forth below unless changed by notice so given:

If to CRISPR:

CRISPR Therapeutics AG
Baarerstrasse 14
6300 Zug
Switzerland
Attention: Chief Executive Officer

and

CRISPR Therapeutics Limited
85 Tottenham Court Road
London W1T 4TQ
United Kingdom
Attention: Chief Legal Officer

with copies (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:	[*****]
Facsimile:	[*****]
Telephone:	[*****]

and

[*****]

If to CureVac:

CureVac AG
Paul-Ehrlich-Str. 15
72076 Tübingen
Germany
Attention: CEO and General Counsel

Any such notice shall be deemed given on the date received. A Party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the Party’s notices in accordance with this Section 15.2.

15.3       Assignment. Neither Party may, without the consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, assign or transfer any of its rights and obligations hereunder; provided that no such consent is required for an assignment or transfer (in whole or in part) by either Party (a) to an Affiliate or (b) to a successor-in-interest by reason of merger or consolidation or sale of all or substantially all of the respective Party’s assets to which this Agreement relates; provided further that, with respect to an assignment or transfer by a Party in accordance with the prior provisions, (i) with respect to an assignment to a successor-in-interest, such assignment includes all relevant rights and obligations under this Agreement, and (ii) any assignee or transferee shall have agreed as of such assignment or transfer to be bound by the terms of this Agreement in a writing provided to the other Party. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the Parties’ successors and permitted assigns. Any assignment or transfer in violation of the foregoing shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning, non-transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer. Upon request by CRISPR, the Parties shall cooperate to enter into a separate agreement or agreements with respect to one or more Programs covered under this Agreement (i.e. severing such Program(s) from this Agreement and covering them instead in a separate agreement having the same terms as this one but being limited to such Program or Programs), which separate agreement(s) may be assigned in accordance with the foregoing provisions of this Section 15.3.

15.4       Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No, modification, release, or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by both Parties.

15.5       Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Switzerland; irrespective of the choice of laws principles of the laws of Switzerland, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies, provided, that questions affecting the construction and effect of any Patent Rights shall be determined by the law of the country in which the Patent Rights have been filed, granted or issued.

15.6       Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute CureVac and CRISPR as partners, agents, or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any Third Party. There are no express or implied third party beneficiaries hereunder.

15.7       Entire Agreement. This Agreement and the attached attachments constitutes the entire agreement between the Parties as to the subject matter of this Agreement and, as of the Effective Date, supersedes and merges all prior and contemporaneous negotiations, representations, agreements, and understandings regarding the same. The Material Transfer Agreement between the Parties dated June 13, 2016, as amended from time to time, and the Confidentiality Agreement between the Parties dated February 26, 2016 are being replaced as of the Effective Date, provided that the ownership rights with respect to any Intellectual Property (as defined in the Material Transfer Agreement) discovered, created, conceived or reduced to practice under the Material Transfer Agreement prior to the Effective Date will remain to be governed by the Material Transfer Agreement. This Agreement, and its attachments, may not be amended except in a writing signed by duly authorized representatives of the Parties expressly stating that it is amending this Agreement and identifying each provision being amended.

15.8       Counterparts. This Agreement may be executed in counterparts (whether delivered by facsimile or otherwise) with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

15.9       Interpretation.

(a)       Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel, and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

(b)       The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “any” shall mean “any and all” unless otherwise clearly indicated by context. The word “including” will be construed as “including without limitation.” The word “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”.

(c)       Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein or therein), (b) any reference to any Applicable Laws herein shall be construed as referring to such Applicable Laws as from time to time enacted, repealed, or amended, (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (d) all references herein to Articles, Sections, or Attachments, unless otherwise specifically provided, shall be construed to refer to Articles, Sections, and Attachments of this Agreement, and references to this Agreement includes all Articles, Sections, and Attachments hereof, (e) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in each of their entirety, as the context requires, and not to any particular provision hereof, (f) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, and (g) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging).

(d)       Headings and captions are for convenience only and are not be used in the interpretation of this Agreement.

15.10 Section 365(n).

(a)       All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. Each Party, as licensee, may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets. The Parties further agree that, if a Party elects to retain its rights as a licensee under such Code, such Party shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to the licensee Party not later than:

(i)       the commencement of bankruptcy proceedings against the licensor, upon written request, unless the licensor elects to perform its obligations under the Agreement, or

(ii)      if not delivered under Section 15.10(a)(i), upon the rejection of this Agreement by or on behalf of the licensor, upon written request.

(b)       Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

[Signature page follows.]

CONFIDENTIAL

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

CureVac AG		CRISPR Therapeutics AG
By:	/s/ Dr. Ingmar Hoerr	By:
Name:	Dr. Ingmar Hoerr	Name:
Title:	Chief Executive Officer	Title:

CONFIDENTIAL

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

CureVac AG	CRISPR Therapeutics AG
By:	By:	/s/ Rodger Novak
Name:	Name:	Rodger Novak
Title:	Title:	Chief Executive Officer

EXECUTION COPY

CONFIDENTIAL

ATTACHMENT A

CRISPR Background Intellectual Property

A.            [*****]

ATTACHMENT B

CureVac Background Intellectual Property

[*****]

ATTACHMENT C

Materials

Cas9 mRNA Constructs developed under this Agreement

ATTACHMENT D

Work Plan

[*****]

ATTACHMENT E

Manufacturing Services Agreement

[*****]

ATTACHMENT F

JSC Participants

[*****]

ATTACHMENT G

Alternative Program 1 Target List

[*****]

ATTACHMENT H

Disclosure Letter

[*****]